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                               SECOND AMENDMENT
                                    TO THE
                               WHEELABRATOR-RUST
                          SAVINGS AND RETIREMENT PLAN
              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1989)


     Effective April 30, 1995, the Wheelabrator-Rust Savings and Retirement Plan (the "Plan") is hereby amended as follows:

     1. Section 6.6 is hereby amended to add a new subsection (h) to read as follows:

         "(h) Notwithstanding any of the foregoing provisions of this Section 6.6, Participants employed by Rust Remedial Services or Rust Federal Services on April 30, 1995, whose participation in the Plan terminated due to the sale of certain assets of Rust Remedial Services and Rust Federal Services to OHM Corporation, shall be fully vested in such Participant's Account and/or Retirement Account upon such termination regardless of such Participant's full years of Service."

     2.  Section 7.1(c)(i) is hereby amended to read as follows:

         "(c) (i) A Participant's vested Accounts which are distributable to a Participant who has terminated employment with the Employer and all Affiliates, or because of Disability, shall be distributed in one or more of the following ways, as the Participant may request by filing such notice as shall be prescribed by the Administrative Committee, and in accordance with applicable laws and regulations:

               (A)  by payment in one lump sum;

               (B) by payment in substantially equal monthly, quarterly, semi-annual or annual installments which, except for the final payment, shall not be less than $100;

               (C) by direct rollover of all or a portion of a distribution that constitutes an Eligible Rollover Distribution to an Eligible Retirement Plan; or

               (D)  solely with respect to Participants employed by Rust
                    Remedial Services or Rust Federal Services on April 30,
                    1995, whose participation in the Plan terminated due to the sale of certain assets of Rust Remedial Services and Rust Federal Services to OHM Corporation, in an elective trustee-to-trustee transfer to the OHM Corporation
                    Retirement Savings Plan."
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     3.   Section 7.10(e) is hereby amended to add the following sentence at the end thereof to read as follows:

     "Notwithstanding anything to the contrary in the Plan or in any promissory note, solely with respect to Participants employed by Rust Remedial Services or Rust Federal Services on April 30, 1995, whose participation in the Plan terminated due to the sale of certain assets of Rust Remedial Services and Rust Federal Services to OHM Corporation, such loan shall not become due and payable for 90 days following such Participant's termination of employment."